Exhibit 2.1

EXECUTION VERSION

AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, dated as of August 5, 2013 (this “Amendment”), is entered into by and among MET-PRO CORPORATION, a Pennsylvania corporation (the “Company”), CECO ENVIRONMENTAL CORP., a Delaware corporation (“Parent”), MUSTANG ACQUISITION INC., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and MUSTANG ACQUISITION II LLC (formerly known as MUSTANG ACQUISITION II INC.), a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Successor Sub”). The Company, Parent, Merger Sub and Successor Sub are herein referred to collectively as the “Parties” and each individually as a “Party.”

WITNESSETH

WHEREAS, the Parties have entered into an Agreement and Plan of Merger, dated as of April 21, 2013 (the “Merger Agreement”);

WHEREAS, pursuant to Section 7.12(a) of the Merger Agreement, the Company and Parent concluded that it would be preferable for Successor Sub to be organized as a limited liability company (rather than a corporation);

WHEREAS, prior to the effectiveness of this Amendment, Parent has caused Successor Sub to be converted into a limited liability company in accordance with Delaware Law and the Delaware Limited Liability Company Act; and

WHEREAS, the Parties now desire to make appropriate conforming amendments to the Merger Agreement to reflect the status of Successor Sub and the Surviving Entity as a limited liability company, as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows pursuant to Sections 7.12(a) and 9.6 of the Merger Agreement:

Section 1. Capitalized Terms. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

Section 2. Amendments to the Merger Agreement.

(a) Section 1.2 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Section 1.2 The Second Step Merger. Immediately following the First Step Effective Time and subject to and upon the terms and conditions of this Agreement, Pennsylvania Law and the Delaware Limited Liability Company Act (as amended from time to time, “Delaware LLC Law”), the Second Step Merger shall be consummated, whereby the First Step Surviving Corporation shall be merged with and into Successor Sub, the separate corporate existence of the First Step Surviving Corporation shall cease and Successor Sub shall continue as the Surviving Entity and as a direct wholly owned subsidiary of Parent. There shall be no condition to the completion of the Second Step Merger other than the completion of the First Step Merger.”

(b) Section 1.4(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(b) the Second Step Merger to be consummated by filing (i) Articles of Merger (the “Second Step Articles of Merger”) with the Department of State of the Commonwealth of Pennsylvania and (ii) a Certificate of Merger (the “Second Step Certificate of Merger”) with the Secretary of State of the State of Delaware with respect to the Second Step Merger, in each case, in such forms as required by, and executed in accordance with, the relevant provisions of Pennsylvania Law, Delaware Law and Delaware LLC Law, as applicable.”

(c) The first sentence of Section 1.5(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“At the Second Step Effective Time, the effects of the Second Step Merger shall be as provided in the applicable provisions of Pennsylvania Law and Delaware LLC Law.”

(d) Section 1.8 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Section 1.8 Certificate of Formation; Limited Liability Company Agreement; Managers and Officers of the Surviving Entity. Unless otherwise determined by Parent before the Second Step Effective Time, at the Second Step Effective Time:

“(a) the Certificate of Formation of Successor Sub as in effect immediately prior to the Second Step Effective Time shall be the Certificate of Formation of the Surviving Entity from and after the Second Step Effective Time, until thereafter amended as provided by Delaware LLC Law and such Certificate of Formation, except that the name of the Surviving Entity shall be changed to “Met-Pro Technologies LLC”;

“(b) the Limited Liability Company Agreement of Successor Sub as in effect immediately prior to the Second Step Effective Time shall be the Limited Liability Company Agreement of the Surviving Entity from and after the Second Step Effective Time, until thereafter amended as provided by Delaware LLC Law, the Certificate of Formation and such Limited Liability Company Agreement, except that the name of the Surviving Entity shall be changed to “Met-Pro Technologies LLC”; and

“(c) the managers of Successor Sub immediately prior to the Second Step Effective Time shall continue to serve as the managers of the Surviving Entity, and the officers of Successor Sub immediately prior to the Second Step Effective Time shall continue to serve in their respective offices as the officers of the Surviving Entity from and after the Second Step Effective Time, in each case until their successors are elected or appointed or until their resignation or removal.”

(e) The first sentence of Section 2.1 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“At the First Step Effective Time, by virtue of the First Step Merger and without any further action on the part of Parent, Merger Sub, Successor Sub, the Company or the holders of any of the shares of any capital stock, limited liability company interests or other equity interests of the Company, Parent, Merger Sub or Successor Sub:”

(f) Section 2.7 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“At the Second Step Effective Time, each share of Common Stock, par value $0.10 per share, of the First Step Surviving Corporation issued and outstanding immediately prior to the Second Step Effective Time shall be cancelled and shall not be converted into limited liability company interests or other equity interests of the Surviving Entity. Immediately after the completion of the Second Step Merger, Parent shall own all of the issued and outstanding limited liability company interests or other equity interests of the Surviving Entity.”

(g) The first two sentences of Section 5.4 of the Merger Agreement are hereby amended and restated in their entirety to read as follows:

“Parent, Merger Sub and Successor Sub have all necessary corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent, Merger Sub and Successor Sub and the consummation by Parent, Merger Sub and Successor Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or limited liability company action, as applicable, on the part of Parent, Merger Sub and Successor Sub, and no other corporate or limited liability company proceedings, as applicable, on the part of Parent (other than the approval of the issuance of Parent Common Stock pursuant to this Agreement by the holders of at least a majority of the votes cast at the Parent Stockholders’ Meeting by the holders of shares of Parent Common Stock entitled to vote in accordance with Delaware Law and Parent’s Certificate of Incorporation and Bylaws), Merger Sub or Successor Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.”

(h) Section 5.20(a)(iv) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(iv) approved the First Step Merger as the sole stockholder of Merger Sub and approved the Second Step Merger as the sole member of Successor Sub;”

(i) Section 5.20(c) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(iv) The Board of Managers of Successor Sub, by unanimous written consent, has (i) determined that this Agreement and the transactions contemplated hereby, including the Second Step Merger, are advisable, fair to and in the best interests of the members of Successor Sub; (ii) declared advisable and in all respects approved this Agreement, and the transactions contemplated by this Agreement, including the Second Step Merger; (iii) directed that this Agreement be submitted to a vote of Parent, as sole member of Successor Sub; and (iv) resolved to recommend that Parent, as sole member of Successor Sub, approve and adopt this Agreement and the Second Step Merger, which resolutions as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way (collectively, the “Successor Sub Board Recommendation”). The vote of Parent, as the sole member of Successor Sub, to approve this Agreement and the Second Step Merger is the only vote of the holders of limited liability company interests or other equity interests of Successor Sub necessary to approve the transactions as pertains to Successor Sub contemplated by this Agreement, and Parent in that capacity has approved this Agreement and the Second Step Merger.”

(j) The second sentence of Section 7.12(a) of the Merger Agreement is hereby deleted in its entirety.

Section 3. Effectiveness of Amendment. Upon the execution and delivery of this Amendment, the Merger Agreement shall thereupon be deemed to be amended as set forth in Section 2 above as fully and with the same effect as if such amendment were set forth in the Merger Agreement, and this Amendment and the Merger Agreement shall henceforth respectively be read, taken and construed as one and the same instrument. All reference in the Merger Agreement to “this Agreement” or “the Agreement” shall be deemed to be references to the Merger Agreement as amended and modified by this Amendment. Except as specifically stated herein, all terms, covenants and conditions of the Merger Agreement shall remain in full force and effect. Without limiting the foregoing, all references in the Merger Agreement to “the date hereof,” “the date of this Agreement” or similar phrases or references shall continue to refer to April 21, 2013.

Section 4. Counterparts. This Amendment may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 5. Miscellaneous. The provisions of Article X of the Merger Agreement shall apply to this Amendment, mutatis mutandis, as if such provisions were set forth herein.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

MET-PRO CORPORATION

By:	/s/ Raymond J. De Hont
Name:	Raymond J. De Hont
Title:	CEO and President

CECO ENVIRONMENTAL CORP.

By:	/s/ Jeffrey Lang
Name:	Jeffrey Lang
Title:	Chief Executive Officer

MUSTANG ACQUISITION INC.

By:	/s/ Jeffrey Lang
Name:	Jeffrey Lang
Title:	Chief Executive Officer

MUSTANG ACQUISITION II LLC

By:	/s/ Jason DeZwirek
Name:	Jason DeZwirek
Title:	Chairman

Signature Page to Amendment No. 1

to Agreement and Plan of Merger